Exhibit 10.53

***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and
240.24b-2(b)(1)
SERVICES AGREEMENT
     THIS SERVICES AGREEMENT (the “Agreement”) is made as of December 30, 2005 (the “Effective Date”) by and between Pharmexa Inc., a Delaware corporation (“Pharmexa”), and IDM Pharma, Inc., a Delaware corporation (“IDM”) (each a “Party” and together, the “Parties”).
WITNESSETH
     WHEREAS, IDM and Pharmexa have entered into an Asset Purchase Agreement dated November 23, 2005 (the “Asset Purchase Agreement”);
     WHEREAS, it is a condition precedent to the consummation of the transactions contemplated by the Asset Purchase Agreement that the Parties enter into this Agreement;
     WHEREAS, pursuant to the Asset Purchase Agreement, Pharmexa has acquired IDM’s Epitope Identification System® (“EIS”), subject to rights granted to IDM pursuant to that certain License Agreement between the Parties dated December 31, 2005 with respect to EIS (the “EIS License Agreement”);
     WHEREAS, IDM desires to receive and Pharmexa is will to provide to IDM certain services utilizing EIS and other assets and rights acquired pursuant to the Purchase Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises contained in this Agreement, the Parties hereto agree as follows:
1. DEFINITIONS.
     1.1 “Affiliate” means with respect to each Party, any person, corporation or other business entity that controls, is controlled by or is under common control with such Party. For the purpose of this definition, “control” means the ability, directly or indirectly, to vote or direct the vote of fifty percent (50%) or more of the outstanding voting stock of an entity (or other form of ownership interest with respect to an entity that is not a corporation), or to otherwise direct or cause the direction of the management and policies of an entity.
     1.2 “Antigen” means any substance, including, without limitation, proteins, toxins, viruses or bacteria, or portions of any thereof, that is capable of stimulating the production of an immune response, which are provided by IDM to Pharmexa for use in Pharmexa’s performance of the Services.
     1.3 “Applicable Law” means all applicable federal, state and local laws, ordinances, and regulations applicable to the Services.
     1.4 “Confidential Information” of a Party means any confidential or proprietary information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of such Party or any Affiliate, predecessor or successor of such Party (whether prepared by such Party or by any other person and whether or not in written form) that is or has been made available to the other Party or any of its Affiliates or representatives.
     1.5 “Consumables” includes, but is not limited to, the supplies and materials listed on Exhibit B hereto.
     1.6 “FTE” means full time employee, or equivalent thereof, with appropriate qualifications to perform the Services.
     1.7 “IDM Supplies” shall have the meaning in Section 3.5.
     1.8 “Indemnitee” means an individual, corporation, partnership, limited liability company or other entity entitled to indemnification pursuant to Section 11.
     1.9 “Indemnitor” means a Party required to indemnify a Person pursuant to Section 11.
     1.10 “Patents” shall mean all U.S. patents and patent applications, including, without limitation, certificates of invention and applications for certifications of invention, registered designs and registered design applications, industrial designs and industrial design applications and registrations, reissues, reexaminations, extensions, substitutions, confirmations, registrations, revalidations, renewals, term restorations, additions, provisionals, continuations, continuations-in-part, divisions, continued prosecution applications, and requests for continued examination thereof, and any foreign equivalents of any of the foregoing.
     1.11 “Project Data” shall have the meaning set forth in Section 3.6.
     1.12 “Project Managers” shall have the meaning in Section 3.1.
     1.13 “Research Labs” means laboratories suitable for immuno-monitoring and peptide binding research and experimentation, including without limitation a vivarium.
     1.14 “Services” means the tasks Pharmexa agrees to perform on behalf of IDM as more fully set forth in the description of services, attached hereto as Exhibit A.
     1.15 “Task Order” means the individual written notices describing the particular Services requested by IDM, as further described in Section 3.3.
     1.16 “Term” means the [. . . *** . . .] period beginning on the Effective Date.
2. RESEARCH LABS.
     2.1 Covenant by Pharmexa. Pharmexa covenants to use commercially reasonable efforts during the Term to (a) maintain Research Labs in San Diego, California, and in any event in the United States, which, at a minimum, offer substantially the same level

*	Confidential Treatment
Requested Under 17 C.F.R. §§
200.80(b)(4) AND 240.24b-2(b)(1)

of functionality as exist at IDM’s facilities for similar purpose as of the Effective Date (excluding peptide synthesis), and (b) to continue to develop such Research Labs.
     2.2 Notice of Closure. During the Term, Pharmexa will give IDM at least [. . . *** . . .] prior written notice of any planned closure of Pharmexa’s Research Labs that would interfere with Services being performed under this Agreement. In the event of such a planned closure, Pharmexa agrees to provide IDM with reasonable access to such Pharmexa personnel with expertise in providing the Services at such Research Labs as IDM may reasonably request. Such Pharmexa personnel shall provide reasonable training to IDM to enable IDM to replicate the Services. Any such training shall be provided at the rates set forth on Exhibit C.
3. PERFORMANCE OF SERVICES.
     3.1 Project Managers. Promptly following the Effective Date, each Party will identify one representative (the “Project Managers”) to serve as its primary contact on day-to-day matters with respect to this Agreement. Each Party shall have the right to substitute a new Project Manager as needed upon written notice to the other Party.
     3.2 Steering Committee. Promptly following the Effective Date, each Party will identify two representatives to serve on a steering committee (the “Steering Committee”) with respect to this Agreement. One of the Steering Committee representatives from each Party shall be its Project Manager. Each Party shall have the right to substitute new representatives on the Steering Committee as needed upon written notice to the other Party. The Steering Committee will meet, at a minimum, each calendar quarter during the Term (each, a “Quarterly Meeting”), prior to the end of the second month of each such quarter, and at such times and at such places as set by the Project Managers. The Project Managers may agree for the Steering Committee to meet telephonically. Prior to each Quarterly Meeting, IDM will submit to the Steering Committee members its non-binding projected Task Orders and resource requirements for the succeeding twelve (12) months (the “Projected Resource Requirements”). In addition to review of new Task Orders and the coordination of the efforts required under such Task Orders as set forth in Section 3.3, the Steering Committee shall also review progress and issues of concern, if any, on existing Task Orders, including without limitation, any changes to scheduling that are required or with respect to the allocation of resources. The Steering Committee shall determine whether any equipment should be added to the equipment listed on Exhibit A, and shall make decisions concerning the retirement of equipment listed therein that is not being utilized to perform Services. To the extent the Steering Committee is unable to reach agreement on any matters before the Steering Committee, after good faith attempts to resolve such matters, its members may refer such matters to the appropriate senior executives of each Party for resolution. Such representatives of Pharmexa and IDM will attempt to resolve such issues promptly. To the extent such executives are unable to reach agreement with respect to any such matters, either Party may submit the matter to arbitration pursuant to Section 12.1.
     3.3 Task Orders. During the Term, from time to time, IDM shall submit to Pharmexa Task Orders setting forth the Services required by IDM hereunder. Each Task Order shall include any special instructions with respect to the Services requested thereunder

*	Confidential Treatment
Requested Under 17 C.F.R. §§
200.80(b)(4) AND 240.24b-2(b)(1)

and the projected timeline for completion. Each Task Order will be attached hereto and incorporated herein. In the event of any discrepancy between this Agreement and a Task Order, this Agreement shall control unless specifically stated otherwise in the Task Order. The Steering Committee will discuss such Task Orders at the next scheduled Quarterly Meeting if timing of the Services requested in such Task Order permits waiting for such meeting, or at an alternative meeting arranged by the Project Managers if timing does not so permit. Such discussions will include the schedule for completion of the Services named in the Task Order and appropriate staffing. IDM shall use commercially reasonable efforts, at or prior to each Quarterly Meeting, to provide Task Orders to Pharmexa for work to be conducted in the quarter beginning following such Quarterly Meeting. To the extent that (a) Task Orders submitted by IDM are consistent with this Agreement and (b) together with the Services to be provided pursuant to existing Task Orders, they do not require in excess of [. . . *** . . .] FTEs per the applicable twelve (12) month period, Pharmexa shall perform the Services for IDM as requested in the applicable Task Orders. Notwithstanding the foregoing, the Parties acknowledge that it is the intention of the Parties to have the work of the [. . . *** . . .] FTEs spread over the course of each twelve (12) month period as evenly as possible, and the Parties will work together in good faith to coordinate the Services requested under the Task Orders to achieve this goal such that Pharmexa’s resources are not overly burdened with IDM’s requirements at any point in time during the Term.
     3.4 Scope. Pharmexa shall perform the Services in accordance with good workmanlike manner, as well as the applicable Task Order, Applicable Law and the terms and conditions of this Agreement. Subject to Section 3.5 and except as otherwise contemplated in this Section 3.4, Pharmexa shall provide the facilities, Consumables and personnel necessary to complete the Services as provided in the applicable Task Orders and in accordance with the terms of this Agreement. Unless otherwise agreed by the Parties in writing, Pharmexa, at IDM’s request, shall subcontract at commercially reasonable rates the performance of that portion of the Services on each Task Order comprised of peptide synthesis to [. . . *** . . .]. IDM acknowledges that Pharmexa is not supervising [. . . *** . . .] and agrees that, notwithstanding anything to the contrary set forth in this Agreement, Pharmexa will have no liability with respect to the portion of the Service performed by [. . . ***         . . .]. If either Party is dissatisfied with the work of [. . . *** . . .] it may propose an alternate subcontractor to perform peptide synthesis work, subject to the other Party’s consent, such consent not to be unreasonably withheld. IDM further agrees that the work performed by [. . . *** . . .] or any successor subcontractor shall be applied towards Pharmexa’s obligation to provide [. . . *** . . .] FTEs per twelve (12) month period to perform Services under this Agreement. Pharmexa shall use methods to perform the Services that are consistent with industry standards and shall ensure that its employees who perform Pharmexa’s obligations with respect to each Task Order are appropriately trained and qualified to perform the applicable obligations in accordance with the terms of this Agreement.
     3.5 Proprietary Supplies. IDM and/or its agents or subcontractors shall provide Pharmexa with sufficient amounts of the applicable proprietary supplies, including Antigens (“IDM Supplies”), necessary to perform the Services pursuant to the relevant Task Orders. All IDM Supplies provided hereunder are the property of IDM and shall remain so at all times. Pharmexa shall use IDM Supplies solely for the purpose of performing Services

*	Confidential Treatment
Requested Under 17 C.F.R. §§
200.80(b)(4) AND 240.24b-2(b)(1)

hereunder, and shall not transfer or disclose the IDM Supplies, or any portion thereof, to any third parties (except to [. . . *** . . .], or any successor subcontractor, as necessary to perform peptide synthesis as part of the Services). Pharmexa will, will cause its employees to, and will instruct [. . . *** . . .] to, use the IDM Supplies in a safe manner and in compliance with Applicable Law. Pharmexa shall retain the unused portion of all IDM Supplies during the period in which Task Orders so require Pharmexa to have access to such IDM Supplies for the fulfillment of the Services described therein. Upon the conclusion of such Services, Pharmexa shall provide written notice to IDM that the IDM Supplies are no longer required and shall return or destroy such materials as directed by IDM in writing, in either event at IDM’s sole expense. If IDM does not respond in writing to any such notice from Pharmexa within thirty (30) days after receipt, then Pharmexa may destroy such materials.
     3.6 Reports of Results. Except to the extent the relevant Task Order provides for alternative reporting, Pharmexa shall provide informal reports to the Steering Committee at the Quarterly Meetings regarding the status of the Services being performed. Upon completing the Services associated with each Task Order, Pharmexa shall promptly, and in any event within [. . . *** . . .] days, provide to IDM any deliverables required under the relevant Task Order, as well as a final written report summarizing all raw data generated or recorded in the performance of the Services (the “Project Data”), and such other summary information as the Parties may agree, in electronic or hard copy format, or both as requested by IDM.
     3.7 Modification of Task Orders. If IDM requests any changes with respect to a particular Task Order, IDM will prepare a proposed amended Task Order reflecting such changes. To the extent the requested changes are for Services within the scope of this Agreement and do not require, together with other outstanding Task Orders, for Services in excess of the [. . . *** . . .] FTE support agreed upon herein, the Parties will work together in good faith to finalize such amended Task Order, including making any adjustment to the appropriate FTE support for performing the Services resulting from the change, as well as any resulting changes in the related deadlines. Upon the Parties’ written approval of the amended Task Order, such Task Order shall be deemed amended and incorporated herein, and Pharmexa shall perform the Services in accordance with such amended Task Order. Pharmexa may request scheduling changes with respect to any Task Order, which shall be considered in good faith by IDM and, if agreed upon by IDM, reflected in an amended Task Order as described herein.
     3.8 Quality Control. If the Steering Committee determines that Pharmexa has failed to perform Services in accordance with the applicable Task Order, upon written request of IDM, Pharmexa shall repeat the applicable Services at Pharmexa’s expense.
4. PAYMENT.
     4.1 Research Fees. Pharmexa personnel, and [. . . *** . . .] (and any successor subcontractor) personnel, that provide Services pursuant to Task Orders shall prepare written records of their time spent performing Services, which such records shall be adequate to comply with United States government contract reporting requirements. Subject to Section 4.2, Pharmexa shall invoice IDM quarterly in advance or an amount equal to (a)

*	Confidential Treatment
Requested Under 17 C.F.R. §§
200.80(b)(4) AND 240.24b-2(b)(1)

[. . . *** . . .] per twelve (12) month period per FTE, for [. . . *** . . .] FTEs per twelve (12) month period, less (b) an amount, determined in good faith by the Parties, of the expected costs of peptide synthesis services to be performed by [. . . *** . . .] or any successor subcontractor as part of the Services and charged to Pharmexa per twelve (12) month period, plus an administrative fee equal to [. . . *** . . .] of such agreed upon amount for such expected costs (the “Peptide Synthesis Cost”), regardless of whether Task Orders require a full [. . . *** . . .] FTEs during such period. Pharmexa will invoice IDM quarterly for the actual Peptide Synthesis Cost. Any Services (other than peptide synthesis by [. . . *** . . .] or any successor subcontractor) requested by IDM in excess of the FTEs paid for in advance per twelve (12) month period as provided above shall be invoiced at a pro rata rate equivalent to [. . . *** . . .] per FTE. Such FTE rate and corresponding hourly rate shall each be subject to the actual annual increase provided by Pharmexa to its employees, not to exceed [. . . *** . . .] per year. Each invoice provided to IDM pursuant to this Agreement shall be accompanied by a detailed report covering the previous quarter showing, per Task Order, the number of individuals whose time was included, the number of hours per individual and the function of each such individual. To the extent such report indicates that, in the previous quarter, the prepaid amounts exceeded actual time spent by Pharmexa FTEs for Services in such quarter, then such excess payments shall be carried forward for up to one (1) quarter and applied toward the payment of Services received by IDM in such next quarter. To the extent that such report indicates that, in the previous quarter, the prepaid amounts were deficient to pay for the actual time spent by Pharmexa FTEs for Services in such quarter, then Pharmexa shall invoice IDM for such additional time spent at the hourly rate set forth above. The foregoing rate per FTE (a) includes all direct labor, fringe costs, overhead expenses and Consumables required to perform the Services (subject to Section 3.7, above) and (b) shall apply to activities of personnel who provide scientific services, and shall not apply with respect to personnel whose services are currently treated by Pharmexa as administrative, and thereby considered overhead expenses, consistent with Pharmexa’s billing practices prior to the Effective Date. For purposes of the foregoing, the services of the personnel who handle and breed mice in the vivarium referred to Exhibit A, and who otherwise conduct upkeep of such vivarium, as well as executive assistants, shall not be considered to provide scientific services. IDM shall pay all undisputed amounts in each invoice provided pursuant to this Agreement within [. . . *** . . .] of receipt, and shall notify Pharmexa in writing of any amounts that are disputed in good faith. The Parties agree to work together in good faith to resolve any such disputes promptly. All payments owed under this Agreement shall be made in United States Dollars by check or by wire transfer in immediately available funds to a bank and account designated in writing by Pharmexa.
     4.2 Initial Credit. As partial consideration for the assets obtained by Pharmexa from IDM in connection with the Asset Purchase Agreement, Pharmexa hereby grants to IDM a credit of USD$900,000 toward the receipt of Services during the [. . . *** . . .] of this Agreement. As a result, the Services provided by Pharmexa to IDM during such period shall be evidenced by invoices to IDM which are marked as “paid” until such USD$900,000 credit has been applied to amounts IDM would otherwise owe to Pharmexa therefor.
     4.3 Records; Audit. Pharmexa shall keep complete and correct records of the time and amounts for which IDM is invoiced hereunder. Pharmexa will allow IDM to appoint

*	Confidential Treatment
Requested Under 17 C.F.R. §§
200.80(b)(4) AND 240.24b-2(b)(1)

a firm of independent certified public accountants, reasonably acceptable to Pharmexa, to audit such records. Pharmexa shall give such accountants access, during ordinary business hours and subject to reasonable advance notice, to such records as are necessary to verify the accuracy of any time and amounts for which IDM is invoiced under this Agreement for a period covering not more than the preceding [. . . *** . . .]. Such access shall be granted no more than once in a [. . . *** . . .], at IDM’s expense. The independent certified public accountants shall be under a confidentiality obligation to Pharmexa to disclose to IDM in such accountants’ report only information about the time and amounts for which IDM is invoiced under this Agreement. In the event it is determined that the records indicate that IDM was invoiced by Pharmexa for more than was appropriate, Pharmexa shall reimburse such amounts to IDM within [. . . *** . . .] of such accountant’s report, and if that difference is greater, over the course of any three (3) month period and by a margin of [. . . *** . . .] or more of the amounts that should have been invoiced, then the costs and expenses of said independent certified public accountants shall be borne by Pharmexa.
     5. TERM AND TERMINATION.
     5.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect during the Term unless terminated early in accordance with this Section 5.
     5.2 Termination by IDM. IDM may terminate this Agreement or any individual Task Order upon written notice upon [. . . *** . . .] prior written notice to Pharmexa. Any such notice will specify whether Pharmexa should complete any Task Orders in progress. IDM will reimburse Pharmexa for any unrecoverable costs incurred by Pharmexa with respect to Task Orders in progress which are cancelled by IDM.
     5.3 Termination by Pharmexa. Pharmexa may terminate this Agreement at any time after the [. .         . *** . . .] hereof upon [. . . *** . . .] prior written notice to IDM. Pharmexa will complete any Task Orders in progress as of the date it delivers notice of termination at IDM’s request, provided that such request is submitted by IDM to Pharmexa in writing not later than [. . . *** . . .] after the date on which IDM receives Pharmexa’s notice of termination.
     5.4 Termination of Agreement for Material Breach. Each Party may terminate this Agreement if the other Party materially breaches this Agreement and such breaching Party fails to cure the breach within [. . . *** . . .] after receipt of written notice from the non-breaching Party specifying in detail the nature of such breach.
     5.5 Survival. Termination of this Agreement shall terminate all Task Orders to the extent specified in Section 5.2. Termination or expiration of this Agreement shall not affect any rights or obligations that have accrued prior thereto or in connection therewith. Sections 3.5 (last sentence only), 5.5, 9.3, 12.1, 12.2, 12.7 and 12.15 and 12.16 (with respect to Sections 12.15 and 12.16, for the term specified in such Sections 12.15 and 12.16) and Articles 6, 7, 8 and 11 shall survive termination or expiration of this Agreement and shall be binding upon the Parties’ respective successors and permitted assigns.

*	Confidential Treatment
Requested Under 17 C.F.R. §§
200.80(b)(4) AND 240.24b-2(b)(1)

6. INSPECTIONS.
     6.1 Regulatory Inspections. Pharmexa shall promptly notify IDM of any material regulatory inspections relating to the Services by any government agency or other regulatory entity of which it becomes aware. Pharmexa shall have the primary responsibility for preparing any responses relating to the method of performing the Services and Pharmexa’s operations and procedures, provided that (i) IDM will immediately notify Pharmexa if and when any such responses are required by regulatory agencies and will cooperate with Pharmexa to obtain the maximum reasonable time for the response to be prepared and (ii) Pharmexa will have the right to allocate its available resources among its obligations under this Section 6.1 and its own regulatory responses in such manner as it shall reasonably determine, at all times taking into consideration IDM’s regulatory obligations.
     6.2 Site Visits by IDM. IDM’s representatives may visit Pharmexa’s facilities at reasonable times and with reasonable frequency during normal business hours to observe the performance of Services, provided that such visits do not unreasonably interfere with Pharmexa’s operations and that Pharmexa shall not be obligated to provide IDM personnel with access to any activities or information not directly related to outstanding Task Orders. IDM will provide advance notice of its intent to visit and Pharmexa will assist IDM in scheduling such visits.
7. OWNERSHIP.
     7.1 Disclosure of Project Inventions. Pharmexa shall notify IDM in writing of any and all discoveries, inventions and improvements, whether patentable or not, conceived or reduced to practice by any employee or contractor of Pharmexa as a result of conducting the Services (each a “Project Invention”) promptly after each such conception or reduction to practice. Inventorship of Inventions shall be determined in accordance with the rules of inventorship under United States patent laws. The foregoing definition of “Project Invention” specifically excludes anything that falls within the definition of an “Invention” under the EIS License Agreement, the reporting and ownership of which are described in the EIS License Agreement.
     7.2 IDM Inventions. Pharmexa agrees and acknowledges that IDM shall own all right, title, and interest in and to all Project Inventions conceived or reduced to practice in the performance of Services, whether solely by employees or contractors of Pharmexa or IDM, or jointly by one or more employees or contractors of Pharmexa and one or more employees or contractors of IDM, and all intellectual property rights arising therefrom (the “IDM Project Inventions”). Pharmexa hereby agrees to assign and transfer to IDM all right, title and interest in and to such IDM Project Inventions (or if such assignment and transfer is not permitted by law, Pharmexa agrees to waive such rights or grant to IDM an exclusive, fully paid, perpetual, irrevocable, worldwide license under such rights for any and all purposes) and agrees to take all further acts reasonably required to evidence such assignment and transfer, or license, as applicable, to IDM at IDM’s expense; provided that with respect to IDM Project Inventions conceived or reduced to practice by Pharmexa employees and/or contractors, and any Patents obtained thereon, IDM shall grant to Pharmexa a non-exclusive, royalty-free, fully paid up, worldwide license to use such IDM Project Inventions to perform the Services.

Pharmexa has or shall, prior to the initiation of any Services, enter into an agreement with each employee or agent of Pharmexa performing work in connection with the Services, pursuant to which such person shall grant all rights in the IDM Project Inventions to Pharmexa such that Pharmexa may assign and transfer or license, as applicable, such rights to IDM in accordance with this Section 7.2. All IDM Project Inventions and any information with respect thereto shall be IDM Confidential Information subject to the confidentiality provisions of Article 8.
     7.3 Project Data. IDM shall own all right, title and interest in and to all Project Data, and all reports and biological or chemical specimens generated by Pharmexa as a result of performing the Services. All Project Data and any information with respect thereto shall be IDM Confidential Information subject to the confidentiality provisions of Article 8.
8. CONFIDENTIALITY.
     8.1 Confidential Information. The Parties acknowledge that in connection with this Agreement, the Parties may exchange Confidential Information. At all times during the term of this Agreement and for a period of [. . . *** . . .] thereafter, each Party shall keep the other Party’s Confidential Information secret and confidential and not use the other Party’s Confidential Information for any purpose other than as permitted herein. Notwithstanding the foregoing, each Party may disclose Confidential Information to its employees, agents, consultants, subcontractors and sublicensees in connection with the performance of its obligations and exercise of its rights, as applicable, under this Agreement, provided that the recipient Party must obtain the prior written agreement of all such employees, agents, consultants, subcontactors and sublicensees to whom it may disclose the other Party’s Confidential Information not to use or disclose such Confidential Information for any purpose other than those purposes permitted by this Agreement. Each Party agrees that it will take the same measures to protect the confidentiality of the other Party’s Confidential Information which it takes with respect to its own confidential and proprietary information, but not less than reasonable care. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of Confidential Information.
     8.2 Exceptions to Confidential Information. The obligations of a Party receiving Confidential Information from the other Party shall not apply to any information to the extent it can be established by the receiving Party by competent written proof that such information (a) was in the public domain as of the Effective Date; (b) becomes part of the public domain subsequent to the Effective Date by publication or otherwise, except by breach of Section 8.1 by the receiving Party or its employees, agents, consultants or sublicensees; (c) is received by the receiving Party from a third party that has the legal right to disclose such information without restriction; or (d) was independently developed by employees of the receiving Party that did not have access to or knowledge of the information disclosed by the disclosing Party.
     8.3 Disclosure Required by Law. In the event a Party is required to disclose Confidential Information of the other Party pursuant to a valid and effective subpoena or order issued by a court of competent jurisdiction or other legal process or by law, rule or regulation, the receiving Party will (i) immediately notify the disclosing Party that it is subject

*	Confidential Treatment
Requested Under 17 C.F.R. §§
200.80(b)(4) AND 240.24b-2(b)(1)

to such legally required disclosure, (ii) consult with the disclosing Party on the advisability of taking legally available steps to resist or narrow such compelled disclosure, (iii) reasonably assist the disclosing Party, at the disclosing Party’s request and expense, in such disclosing Party’s efforts to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information, to the extent such assistance is commercially reasonable, and (iv) limit disclosure to only the Confidential Information the receiving Party’s legal counsel advises must be disclosed in order to comply with the legal requirement.
     8.4 Return of Confidential Information. Upon the termination of this Agreement, each Party will return or destroy all tangible copies of any Confidential Information provided to it by the other Party, provided, that each Party may retain one (1) copy of the Confidential Information for use solely for the purpose of determining and monitoring their respective rights and obligations under this Agreement.
     8.5 Injunctive Relief. Each Party acknowledges and agrees that the other Party’s Confidential Information constitutes unique and valuable trade secrets and that the unauthorized disclosure or use of the Confidential Information would result in irreparable harm to the other Party for which monetary damages would be inadequate. Accordingly, the Parties agree that in the event of any breach or threatened breach of Section 8.1, the non-breaching Party will be entitled to obtain injunctive or other equitable relief in addition to all other remedies available to it, and the breaching Party will not claim as a defense thereto that the non-breaching Party has an adequate remedy at law. In any such action for injunctive or equitable relief the non-breaching Party shall not be required to post a bond or other security.
     8.6 Disclosure of Agreement. Except as required by law or regulation, including, without limitation, requirements of the Securities and Exchange Commission or any exchange or market upon which the securities of a Party are then traded or listed, neither Party shall release to any third party or publish in any way any non-public information relating to this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. In the event a disclosure is required pursuant to this Section 8.6, the disclosing Party will give reasonable advance notice to the other Party of such disclosure, will consult with the other Party as to the provisions of the Agreement to be redacted in any filings, and will use reasonable efforts to secure confidential treatment of such information.
9. REPRESENTATIONS AND WARRANTIES.
     9.1 General Representations. Each Party hereby represents and warrants to the other as follows:
          (a) Authority. It is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, except where the failure to do so would not have a material adverse effect on the financial condition, business, prospects or operations of such Party, and has all requisite power and authority to execute, deliver and perform this Agreement.

          (b) Due Execution. The execution, delivery and performance by it of this Agreement has been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws, or (iii) result in a breach of or constitute a default under any agreement, mortgage, lease, license, permit, patent or other instrument or obligation to which it is a party.
          (c) No Third Party Approval. No authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental authority or regulatory body is required for the due execution, delivery or performance by it of this Agreement.
          (d) Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms. Such Party is not under any obligation to any person, corporation or other entity, contractual or otherwise, that is conflicting, or inconsistent in any respect, with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.
     9.2 No Infringement. IDM hereby covenants, represents and warrants to Pharmexa that: (a) it has the right to provide the IDM Supplies to Pharmexa as contemplated by this Agreement and any Task Orders; and (b) to IDM’s knowledge, the use of the IDM Supplies in accordance with the applicable Task Orders does not infringe the intellectual property rights of any third party.
     9.3 Disclaimers. Nothing in this Agreement shall be construed as ANY REPRESENTATION OR WARRANTY BY EITHER PARTY, EXPRESS OR IMPLIED, OTHER THAN THOSE SPECIFICALLY SET FORTH HEREIN, INCLUDING BUT NOT LIMITED TO REPRESENTATIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
10. INSURANCE.
Each of the Parties shall secure and maintain throughout the Term insurance coverage for (a) employer’s liability (including, without limitation, workers’ compensation), (b) general commercial liability, and (c) products liability, in each case in amounts customary in light of the respective sizes of the Parties and their respective commercial activities.
11. INDEMNIFICATION AND LIMITATION OF LIABILITY.
     11.1 Indemnification by IDM. IDM shall indemnify, defend, and hold Pharmexa, its Affiliates and their respective officers, directors, stockholders, employees and agents (each, a “Pharmexa Indemnitee”) harmless from and against any and all liability, loss, damage, cost or expense, including, without limitation, any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other reasonable expenses (including reasonable legal fees and other litigation expenses) incident to any of the foregoing (collectively, “Losses”) incurred by such Pharmexa Indemnitee as a result of any third party claim, action, suit, claim or proceeding attributable to or arising from

(a) any breach by IDM of any of its representations, warranties or covenants set forth in this Agreement, (b) gross negligence or willful misconduct on the part of IDM in performing under this Agreement, (c) the infringement by any IDM Supplies of any third party’s intellectual property rights, or (d) IDM’s or its Affiliates’ or sublicensees’ development, manufacture, use, sale, promotion, marketing, distribution, or commercialization of products directly resulting from the Services, except to the extent that such Losses are attributable to the breach by Pharmexa of any of its representations, warranties or covenants set forth in this Agreement or the willful misconduct or gross negligence of a Pharmexa Indemnitee.
     11.2 Indemnification by Pharmexa. Pharmexa shall indemnify, defend, and hold IDM, its Affiliates and their respective officers, directors, stockholders, employees and agents (each, an “IDM Indemnitee”) harmless from and against any and all Losses incurred by such IDM Indemnitee as a result of any third party claim, action, suit, claim or proceeding attributable to or arising from (a) any breach by Pharmexa of any of its representations, warranties or covenants set forth in this Agreement or (b) gross negligence or willful misconduct on the part of Pharmexa in performing under this Agreement, except to the extent that such Losses are attributable to the breach by IDM of any of its representations, warranties or covenants set forth in this Agreement or the willful misconduct or gross negligence of an IDM Indemnitee.
     11.3 Certain Procedures Regarding Indemnification. All claims for indemnification under this Agreement shall be made as follows:
              (a) In the event a claim is made against an Indemnitee for which the Indemnitee would be entitled to indemnification hereunder (a “Claim”), the Indemnitee shall notify the Indemnitor of such Claim, specifying the nature and the amount of the Claim (the “Claim Notice”). The Claim Notice must be delivered within [. . . *** . . .] after the Indemnitee becomes aware of the Claim, provided that the failure of the Indemnitee to comply with such requirement shall not relieve the Indemnitor of its obligations hereunder unless the Indemnitor is materially prejudiced in the defense of the Claim due to such failure on the part of the Indemnitee. The Indemnitor shall have the right to undertake and control the defense of any Claim at its expense through counsel of its own choosing (subject to the Indemnitee’s consent to such counsel, which consent may not be unreasonably withheld or delayed). If the Indemnitor undertakes the defense of a Claim: (i) the Indemnitor shall not permit to exist any lien, encumbrance or other adverse charge upon any asset of the Indemnitee; (ii) the Indemnitor may not settle such action without first obtaining the written consent of the Indemnitee, which consent will not be unreasonably withheld or delayed, except for settlements solely covering monetary matters for which the Indemnitor acknowledges responsibility for payment; and (iii) the Indemnitor shall permit the Indemnitee (at the Indemnitee’s sole cost and expense) to participate in such settlement or defense through counsel chosen by the Indemnitee.
              (b) The Indemnitee agrees to preserve and provide access to all evidence in its possession or control that may be useful in defending against a Claim and to provide reasonable cooperation in the defense thereof or in the prosecution of any action against a third party in connection therewith at the Indemnitor’s expense. The Indemnitor’s defense of any Claim or demand shall not constitute an admission or concession of liability therefor or

*	Confidential Treatment
Requested Under 17 C.F.R. §§
200.80(b)(4) AND 240.24b-2(b)(1)

otherwise operate in derogation of any rights the Indemnitor may have against the Indemnitee or any third party. So long as the Indemnitor is reasonably contesting any such Claim in good faith, the Indemnitee shall not pay or settle any such Claim.
          (c) If the Indemnitor elects not to undertake the defense of the Claim, the Indemnitee shall have the right to assume the defense of the Claim through counsel of its own choosing and contest, settle or compromise the Claim in the exercise of its exclusive discretion at the expense of the Indemnitor. All reasonable expenses incurred by the Indemnitee pursuant to this Section 11.3(c) shall be reimbursed by the Indemnitor within [. . . *** . . .] of receipt of competent written evidence of such expenses.
     11.4 Limitation of Liability. Notwithstanding anything to the contrary set forth herein, in no event shall either Party hereto have any liability for consequential, incidental, special or punitive damages incurred by an Indemnitee; provided that amounts paid by an Indemnitee to a third party pursuant to an arbitration or court award, including the foregoing types of damages that are paid by the Indemnitee, shall be considered direct damages of the Indemnitee for which it will be entitled to indemnification from the Indemnitor pursuant to this Article 11; provided further that this Section 11.4 shall not restrict or limit a Party’s liability for breach of Section 8.1.
     11.5 Resolution of Disputed Indemnification Claim. If the Indemnitor gives the Indemnitee written notice contesting all or any portion of a Claim (a “Contested Claim”), then such Contested Claim shall be resolved by either (i) a written settlement agreement or memorandum executed by the Indemnitee and the Indemnitor or (ii) in the absence of such a written settlement agreement within [. . . *** . . .] following receipt by the Indemnitee of the Contested Claim from the Indemnitor, by binding arbitration between the Indemnitee and the Indemnitor in accordance with the terms and provisions of Section 12.1.
12. MISCELLANEOUS.
     12.1 Arbitration.
          (a) In the event any dispute, claim, question or difference between the Parties (a “Dispute”) arises with respect to this Agreement or its performance, enforcement, breach, termination or validity, other than Patent issues or the interpretation, application, termination or validity thereof, the Parties shall use all commercially reasonable efforts to settle the Dispute. To this end, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all Parties. If the Parties do not reach a solution to the Dispute within a period [. . . *** . . .] following the first written notice of the Dispute by any Party to the other, then upon written notice by any Party to the other, the Dispute may be submitted to arbitration in accordance with the rules of the American Arbitration Association then in effect based upon the following:
               (i) the arbitration tribunal shall consist of [. . . *** . . .] appointed by mutual agreement of the Parties;

*	Confidential Treatment
Requested Under 17 C.F.R. §§
200.80(b)(4) AND 240.24b-2(b)(1)

               (ii) the arbitration award shall be given in writing and shall be final and binding on the Parties, and shall deal with the question of costs of arbitration and all related matters;
               (iii) judgment upon any award may be entered in any court having jurisdiction or application may be made to the court for a judicial recognition of the award or an order of enforcement, as the case may be;
               (iv) the arbitrator shall decide any dispute in accordance with the law governing this Agreement, including equity, and may order specific performance, injunctions and other equitable remedies; and
               (v) the arbitration will be held in San Diego, California.
          (b) Notwithstanding the commencement of arbitration under this Section 12.1, at any time either Party may proceed directly to a court of competent jurisdiction for any available injunctive or other equitable remedy to avoid irreparable harm, maintain the status quo or preserve the subject matter of an arbitration. The Parties agree that irreparable damage may occur and that the Parties may not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.
          (c) If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred therein, in addition to any other relief to which it or they may be entitled. The court or arbitrator shall consider, in determining the prevailing Party, (x) which Party obtains relief which most nearly reflects the remedy or relief which the Parties sought, and (y) any settlement offers made prior to commencement of the trial in the proceeding. For any legal proceeding instituted hereunder, the parties consent to the exclusive venue of the state and federal courts located in San Diego, California.
     12.2 Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, provided this Agreement and its rights and obligations may be assigned by either Party without such consent (a) to their respective Affiliates and (b) in connection with the transfer or sale of all or substantially all of the business to which the subject matter of this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise. Any attempted assignment of this Agreement not in compliance with this Section 12.2 shall be null and void. This Agreement shall inure to the benefit of and be binding upon each Party signatory hereto, its successors and permitted assigns. No assignment shall relieve either Party of the performance of any accrued obligation that such Party may then have under this Agreement.

     12.3 Relationship of Parties. The relationship between the Parties is that of independent contractors. Neither Party, nor any employee or agent of a Party, shall have the authority to bind or act on behalf of the other Party without its prior written consent. No employee or agent of Pharmexa shall be considered to be an employee of IDM or entitled to participate in any benefit plan of IDM or its Affiliates. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership or business organization of any kind. Pharmexa acknowledges and agrees that: (a) neither federal, nor state, nor local income tax nor payroll tax of any kind shall be withheld or paid by IDM on behalf of Pharmexa or the employees of Pharmexa; (b) no workers’ compensation insurance shall be obtained by IDM concerning Pharmexa or any employees of Pharmexa; and (c) Pharmexa is responsible to pay, according to applicable law, Pharmexa’s income taxes.
     12.4 Entire Agreement; Amendment. This Agreement and all Task Orders attached hereto, together with the Asset Purchase Agreement and the other Transaction Agreements (as such term is defined in the Asset Purchase Agreement) shall constitute the entire understanding of the Parties hereto relating to the subject matter hereof and may not be changed or modified except in a writing and signed by authorized representatives of the Parties. All prior agreements, whether written or oral, between the Parties relating to the subject matter hereof are superseded by this Agreement and are of no further or effect as of the Effective Date. Except as expressly set forth in this Agreement, no subsequent amendment, modification or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.
     12.5 Severability. If any provision of this Agreement shall be deemed void in whole or in part for any reason whatsoever, the remaining provisions shall remain in full force and effect. The Parties shall make a good faith effort to replace any such provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
     12.6 Non-Waiver. No failure or delay of one of the Parties to insist upon strict performance of any of its rights or powers under this Agreement shall operate as a waiver thereof, nor shall any other single or partial exercise of such right or power preclude any other further exercise of any rights or remedies provided by law.
     12.7 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, without giving effect to any choice of law principles that would require the application of the laws of a different state.
     12.8 Force Majeure. A Party shall be excused from performing its obligations under this Agreement if its performance is delayed or prevented by any event beyond such Party’s reasonable control, including but not limited to, acts of God, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action, power failure, earthquake or terrorism, provided that such performance shall be excused only to the extent of and during such event. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical and shall take reasonable efforts to remove the condition constituting force majeure or to avoid its affects so as to resume performance as soon as practicable.
     12.9 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 12.9, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable overnight delivery service, (b) when received, if sent by fax and receipt of such fax is confirmed, and (c) five (5) business days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

If to IDM:	If to Pharmexa:
IDM Pharma, Inc.	Pharmexa Inc.
9 Parker, Suite 100	5820 Nancy Ridge Drive
Irvine, CA 92618-1605	San Diego, CA 92121
USA	USA
Attn:___	Attn: Chief Executive Officer

With a copy to:	With copies to:

Pharmexa A/S
Cooley Godward LLP	Kogle Allé 6
4401 Eastgate Mall	DK-2970 Hørsholm
San Diego, CA 92121-1909	Denmark
USA	Attn: Chief Financial Officer
Attn: ___
and

Nordlicht & Hand
645 Fifth Avenue
New York, NY 10022
USA
Attn: Brian M. Hand, Esq.
     12.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
     12.11 No Implied Rights or License. No right or license is granted under this Agreement by either Party to the other, either expressly or by implication, except as specifically set forth herein.

     12.12 Article and Section Headings and Gender. The Article and Section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. All references in this Agreement to Articles, Sections and Exhibits refer to Articles, Sections and Exhibits to this Agreement. The use of masculine or any other pronoun herein when referring to any party is for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender of such party.
     12.13 Exhibits. The Exhibits to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
     12.14 Public Announcements. Except as the other Party hereto shall authorize in writing or as required by law, the Parties hereto shall not disclose any matter or matters relating to this Agreement to any person not a representative of such Party. The Parties shall agree about the content of any statement or communication to the public or the press prior to issuing any statement or communication to the public or the press regarding this Agreement.
     12.15 Office Space. Beginning on the Effective Date and ending on March 31, 2006, IDM shall have the right to have (a) up to three of its employees, including [. . . *** . . .], utilize office #226 and two adjacent cubicles, and (b) its Chief Executive Officer, utilize office #101 from time to time, in each case at the facilities located at 5820 Nancy Ridge Drive, San Diego, California. From time to time, such employees, and the advisors of IDM who are meeting with such employees, shall also be permitted to utilize the conference table and surrounding open area that is closest to office #226. All IDM personnel and guests shall comply with all of Pharmexa’s policies and procedures, disclosed to IDM in writing, relevant to their access to and use of the facilities and will generally be restricted to the foregoing areas, corridors leading to these areas, the main entrance to the facility, restrooms, and kitchen. IDM will indemnify, defend and hold harmless Pharmexa and its officers, directors, employees and agents from and against any and all losses, liabilities, costs and expenses, including but not limited to reasonable attorneys fees and other litigation expenses, arsising from or attributable to (i) any loss, property damage or bodily injury incurred by any of IDM’s personnel or guests having access to Pharmexa’s facilities and (ii) any damage to the property of Pharmexa or its employees caused by any of IDM’s personnel or guests having access to Pharmexa’s facilities. During the period in which IDM will have the right to use Pharmexa’s facilities, IDM will maintain workers’ compensation insurance and customary commercial liability insurance naming Pharmexa as an additional insured party thereunder. IDM will provide all equipment and supplies required by IDM employees for use at such office space, provided Pharmexa will be responsible for (i) up to four (4) telephone lines in the office space described above, (ii) the telephone hardware for such lines, (iii) costs associated with utilities with respect to such office space and (iv) IDM’s Internet Access Requirements. For purposes of this Agreement, “Internet Access Requirements” shall mean: (1) authorization for IDM to install a switch to separate IDM computer-related systems from Pharmexa’s computer-related systems (connecting the IDM workstations, printer and local domain controller and the IDM firewall), (2) authorization for IDM to connect IDM’s firewall to Pharmexa’s Internet connection, (3) a static external IP

*	Confidential Treatment
Requested Under 17 C.F.R. §§
200.80(b)(4) AND 240.24b-2(b)(1)

address for the IDM firewall (for connection to the Internet) and (4) reasonable access to the foregoing equipment and connections with reasonable advanced warning for repairs and maintenance purposes.
     12.16 Clinical Trial Employee. As part of the Services and to the extent [. . . *** . . .] shall provide the Services set forth on Exhibit D hereto to IDM with respect to IDM’s product known as EP-2101 (the “Specified Services”). Pharmexa agrees that during the four months following the Effective Date, [. . . *** . . .] will perform the Specified Services for IDM for up to twenty (20) hours per week. All work product generated by [. . . *** . . .] in the course of performing the Specified Services for IDM will belong to IDM. Pharmexa will not assign [. . . *** . . .] responsibilities, or undertake any other action that would inhibit [. . . *** . . .] ability to perform such services for IDM. [. . . *** . . .] Specified Services will be applied towards Pharmexa’s requirement hereunder to provide [. . . *** . . .] FTEs per year.
     12.17 Training. IDM will provide up to [. . . *** . . .] per month of training with respect to the accounting methods utilized by IDM in regards to the activities previously conducted by IDM at the facilities located at 5820 Nancy Ridge Drive, San Diego, California, [. . . *** . . .], for Pharmexa’s controller during the period in which IDM will have access to such facility contemplated in Section 12.15.
[THIS SPACE INTENTIONALLY LEFT BLANK]

*	Confidential Treatment
Requested Under 17 C.F.R. §§
200.80(b)(4) AND 240.24b-2(b)(1)

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the Effective Date.

PHARMEXA INC.		IDM PHARMA, INC.

By: /s/ Marc Hertz		By: /s/ Robert De Vaere
Name:	Marc Hertz	Name:	Robert De Vaere
Title:	CEO	Title:	Chief Financial Officer

Exhibit A
Description of Services
[. . . *** . . .]

*	Presumes that all listed equipment has been transferred to Pharmexa in connection with the consummation of the transactions contemplated by the Asset Purchase Agreement.

*	Confidential Treatment
Requested Under 17 C.F.R. §§
200.80(b)(4) AND 240.24b-2(b)(1)

[. . . *** . . .]

*	Presumes that all listed equipment has been transferred to Pharmexa in connection with the consummation of the transactions contemplated by the Asset Purchase Agreement.

*	Confidential Treatment
Requested Under 17 C.F.R. §§
200.80(b)(4) AND 240.24b-2(b)(1)

Exhibit B
Consumables
[. . . *** . . .]

*	Confidential Treatment
Requested Under 17 C.F.R. §§
200.80(b)(4) AND 240.24b-2(b)(1)

[. . . *** . . .]

*	Confidential Treatment
Requested Under 17 C.F.R. §§
200.80(b)(4) AND 240.24b-2(b)(1)

Exhibit C
Training Rates
[. . . *** . . .]
[. . . *** . . .]

*	Confidential Treatment
Requested Under 17 C.F.R. §§
200.80(b)(4) AND 240.24b-2(b)(1)

Exhibit D
Plasman Services
[. . . *** . . .]

*	Confidential Treatment
Requested Under 17 C.F.R. §§
200.80(b)(4) AND 240.24b-2(b)(1)